For More Information Contact
Charlie Arnot
(816) 472-7675

For Immediate Release:
May 14, 2002

           PSF Group Holdings, Inc. Announces Results for Fiscal 2002

Kansas City, Mo.,- PSF Group Holdings, Inc., the parent company of Premium
Standard Farms, Inc., today reported earnings for its fourth quarter and fiscal year ended March 30, 2002. Net loss for the fourth quarter was $0.7 million compared to $2.0 million net income for the fourth quarter of last year.
Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter was $18.0 million compared to $25.0 million for the same period last year.

     "Our financial performance in the fourth quarter was negatively impacted by burdensome domestic supplies of meat proteins," said John Meyer, CEO. "The
Russian ban on poultry imported from the United States and the challenges in the
Japanese meat markets dramatically reduced U.S. exports. The excess protein available in the U.S. resulting from these market conditions weakened demand for pork and reduced our margins during the quarter. Even with these events in the fourth quarter, our fiscal 2002 financial results were at record levels."

     Net income for fiscal 2002 was $25.4 million compared with net income of
$22.0 million for fiscal 2001. EBITDA was $120.8 million for fiscal 2002 compared to $112.3 million for the same period last year.

     Net sales of $153.9 million for the fourth quarter ended March 30, 2002 decreased 10.4% from $171.8 million for the comparable period last year. Net sales for fiscal 2002 were $675.0 million, compared to $540.6 million for the same period last year, an increase of 24.9%. The acquisitions of The Lundy
Packing Company and Premium Standard Farms of North Carolina, Inc. accounted for most of the increase in sales for fiscal 2002.

     Premium Standard Farms, Inc., a wholly owned subsidiary of PSF Group
Holdings, Inc., is a leading vertically integrated provider of pork products to the wholesale, retail, food service, and institutional markets in the United
States and export customers in more than 20 countries. Premium Standard Farms,
Inc. is the nation's second largest pork producer and seventh largest pork processor, with approximately 4,200 employees working at farms and processing facilities in Missouri, North Carolina and Texas.

        A copy of the Company's Form 10K for fiscal 2002 is available on the internet at www.psfarms.com.

Scroll down to page 2 for financial report

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Premium Standard Farms o 423 W. 8th Street Suite 200 o Kansas City, M O  64105
                      (816) 472-7675 o Fax (816) 84301450

                    PSF Group Holdings, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                              (in 000's, Unaudited)

                                                   13 Weeks     14 Weeks      Fiscal Years Ended
                                                    Ended        Ended       52 Weeks     53 Weeks
                                                   March 30,    March 31,    March 30,    March 31,
                                                     2002         2001         2002         2001
                                                ------------- ------------  -----------  ----------

Net Sales                                          $ 153,939    $ 171,787    $ 674,946    $ 540,576
Cost of Goods Sold                                   146,191      152,009      589,183      456,184
                                                   ---------    ---------    ---------    ---------
     Gross Profit                                      7,748       19,778       85,763       84,392

Selling, General and Administrative Expenses           4,761        6,521       21,551       19,413
Amortization Expense                                    --            751         --          2,436
Other Expense (Income)                                  (102)       1,825         (558)       1,210
                                                   ---------    ---------    ---------    ---------
     Operating Income                                  3,089       10,681       64,770       61,333

Interest Expense (Income):
   Interest Expense                                    3,590        7,494       20,835       24,885
   Interest Income                                       (68)        (518)        (431)        (933)
                                                   ---------    ---------    ---------    ---------
Interest Expense, net                                  3,522        6,976       20,404       23,952
                                                   ---------    ---------    ---------    ---------
     Earnings (Loss) before Income Taxes                (433)       3,705       44,366       37,381

     Income Tax Expense                                  270        1,703       17,686       15,367
                                                   ---------    ---------    ---------    ---------

Net Income (Loss) before extraordinary items            (703)       2,002       26,680       22,014

Loss on early extinguishment of debt, net of tax        --           --          1,315         --

                                                   ---------    ---------    ---------    ---------
Net Income (Loss)                                  $    (703)   $   2,002    $  25,365    $  22,014
                                                   =========    =========    =========    =========